Exhibit 3.1

FILED # C23328-00

JAN 2 8 2000

IN THE OFFICE OF
[signature]
DEAN HELLER SECRETARY OF STATE

ARTICLES OF INCORPORATION

OF

AMERICAN RESOURCES CORPORATION

The undersigned natural person, who is at least eighteen (18) years of age, for the purpose of forming a Private Corporation, under and subject to the provisions of NRS 78.010, et seq. hereby adopts the following Article of Incorporation.

ARTICLE 1

NAME

THE NAME OF THE CORPORATION SHALL BE:

AMERICAN RESOURCES CORPORATION

ARTICLE 11

REGISTERED OFFICE AND REGISTERED AGENT

The registered office of the corporation shall be located at 202 S. Minnesota Street, Carson City, NV 89703. The initial Registered Agent at such address is Capitol Document Services, Inc. The Board of directors may establish form time to time, other places of business within and without the State of Nevada for the conduct of tits business.

ARTICLE 111

DURATION

The Corporation shall have perpetual existence

ARTICLE 1V

PURPOSE

The Corporation is organized for the purpose, object and nature of transacting any and all lawful business for which corporations may be incorporated under the laws of the State of Nevada, as amended from time to time.

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ARTICLE V

AUTHORIZED CAPITAL

The amount of capital stock authorized shall be One Hundred Million (100,000,000) shares of common stock, $.001 par value. Each of said shares shall be paid for and issued at such times and in such manner as the Board of Directors may designate. All of said stock shall be issued for real property, personal property or services, upon approval of the Board of Directors, and such shares shall be deemed fully paid and non-assessable. Authority shall vest in the Board of Directors to change the class, the number of each class of stock, and the voting powers, designations, preferences, limitations, restrictions, and the relative rights of each class of stock.

ARTICLE VI

LIMITED LIABILITY AND INDEMNIFICATION OF OFFICERS AND DIRECTORS

No Officer or Director of the Corporation shall be liable to the Corporation or its shareholders for the damages for the breach of fiduciary duty as a Director or Officer other than: (a) acts or omissions which involved intentional misconduct, fraud or a known violation of the law; (b) the payment of dividends in violation of NRS 78.300

The Corporation may purchase or maintain insurance or make other financial arrangements on behalf of any person who is or was a Director, Officer, Employee, or Agent of the Corporation, or is or is or was serving at the request of the Corporation as a Director, Officer, Employee or Agent of another corporation, partnership, joint venture, trust or other enterprise for any liability asserted against him, and liability and expenses incurred by him in his capacity as Director, Officer, Employee, or Agent, or arising out of his status as such, whether or not the Corporation has the authority to indemnify him against such liability or expense.

The Corporation shall indemnify all of its Officers, Directors, past, present and future, and their respective heirs, executors and administrators against any and all expenses incurred by them, and each of them, including, but not limited to, legal fees, judgments, and penalties which may be incurred, rendered or levied in any legal action or administrative proceeding brought against them for any act or omission alleged to have been committed while acting within the scope of their duties as Officers and Directors of the Corporation.

The expenses of the Officers and Directors incurred and paid in advance of the final disposition of the action or proceeding, upon request of any undertaking by or on behalf of the Officer or Director, shall be subject to repayment by such Officer or Director if it is ultimately determined by a court of competent jurisdiction that he/she is not entitled to be indemnified by the Corporation. Such right of indemnification shall not be exclusive of any other rights of indemnification which the Officers or Directors may have or hereafter

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acquire. Without limitation of the foregoing, the Board of Directors may adopt by-laws or enter into individual agreements with one or more Officers or Directors from time to time to provide the fullest indemnification permitted by the laws of the State of Nevada.

ARTICLE VII

BOARD OF DIRECTORS

The business and affairs of the Corporation shall be conducted by a Board of Directors, the number of which shall be fixed and established by the by-laws of the Corporation as from timer to time amended. The initial Board of Directors shall consist of one (1) Director. The person who shall serve as Director until the first annual meeting of the shareholders or until his/her successor is elected and qualified is:

Franz Dobnik
c/o 8777 Gainey Center Drive , Suite 255
Scottsdale, Arizona, 85258

The above named Director may, at any time prior to the first meEting of the Board of Directors, elect or appoint additional Directors, not exceeding the number set forth in the by-laws, to serve until his successors are elected and qualified. Thereafter, vacancies on the Board of Directors, however arising, may be filled from time to time by the remaining Directors.

The successors to the first Board of Directors shall be elected at the annual meeting of the Shareholders to be held on the date and at the time provided in the by-laws. The Directors shall hold office for one year or until they are removed or their successors have been duly qualified, as provided in the by-laws.

The Board of Directors shall elect or appoint a President, a Secretary, a Treasurer, a Registered Agent and such other Officers and Agents for the administration of the business of the Corporation as it shall from time to time determine. Such persons need not be stockholders of the Corporation of the members of the Board of Directors.

ARTICLE VIII

ASSESSMENTS

To the permitted by law, the private property of each and every Stockholder, Officer, and Director of the Corporation, real or personal, tangible or intangible, now earned or hereinafter acquired by any of them, is and shall forever be exempt from all debts and obligations of the Corporation

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ARTICLE IX

INCORPORATORS

The names and addresses of the Incorporator(s) executing these Articles of Incorporation are as follows:

Preston J. Shea
Attorney at Law
8777 Gainey Center Drive, Suite 255
Scottsdale, AZ 85258

All powers, duties and responsibilities of the Incorporators shall cease at the time of delivery of these Articles of Incorporation to the Office of the Secretary of the State of the State of Nevada for filing.

ARTICLE X

AMENDMENT

These Articles of Incorporation may be amended by the affirmative vote of a majority of the shareholders entitled to vote on each such amendment.

IN WITNESS WHEREOF, the undersigned Incorporator(s) has/have executed these Articles of Incorporation and certifies to the truth of the facts stated therein this 25th day of January, 2000.

Preston J. Shea, Esq.

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